UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2009
Javelin Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32949	88-0471759

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

125 CambridgePark Drive, Cambridge Massachusetts	02140

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (617) 349-4500
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry in to a Material Definitive Agreement
     On January 15, 2009, Javelin Pharmaceuticals, Inc. (the “Company”) entered into a License and Commercialization Agreement (the “Agreement”) with Therabel Pharma N.V. (“Therabel”) under which Therabel was granted an exclusive license under certain of the Company’s technology to commercialize Dyloject® (diclofenac sodium for injection) (the “Product”) and will assume all Dyloject commercialization, regulatory, and manufacturing responsibilities and expenses in the United Kingdom along with those for future market approvals in the European Union and certain other countries outside of the United States. Following the effectiveness of the Agreement, the Company will receive an upfront payment of $12 million, of which approximately $5 million will constitute payment for the sale of its existing inventory of the Product. The Agreement also provides for up to $59.5 million in sales and regulatory milestones and the possibility for Javelin to earn a double digit royalty on future net sales of Dyloject in all countries covered by the Agreement for a specified period. The Agreement shall continue in full force and effect on a country-by-country basis as long as any product licensed under the Agreement is being developed or commercialized for use in any disease, disorder, or condition in humans. Either party may terminate upon written notice upon the occurrence of certain events, including material breach or bankruptcy, subject to certain cure provisions and restrictions. In addition, Therabel may terminate the agreement following a specified period of prior written notice to the Company. On January 15, 2009, the Company issued a press release announcing the entry into the Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
     The Agreement will become effective upon receipt of customary third party licensing consents.
     The foregoing summary is qualified in its entirety by reference to the Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Javelin Pharmaceuticals, Inc. dated January 15, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVELIN PHARMACEUTICALS, INC.
By:	/s/ Martin J. Driscoll
	Name:	Martin J. Driscoll
	Title:	Chief Executive Officer

Dated: January 21, 2009

EXHIBIT INDEX

Number	Document

99.1	Press Release of Javelin Pharmaceuticals, Inc. dated January 15, 2009